Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300 • Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Jeffrey L. Chastain
(713) 789-1400
Pride International Reports Fourth
Quarter and Record Full Year 2006 Results
     Houston, Texas, March 1, 2007 — Pride International, Inc. (NYSE: PDE) today announced net income for the three months ended December 31, 2006 of $68.9 million, or $0.40 per diluted share, on record revenues of $669.2 million. Net income increased 70% compared to $40.6 million, or $0.24 per diluted share reported for the fourth quarter of 2005, while revenues rose 21% compared to $551.0 million during the fourth quarter of 2005. Results for the three months ended December 31, 2006 included expenses of $14.4 million, or $0.08 per diluted share after tax, resulting from the previously announced early termination of certain existing agency relationships associated with five of the Company’s semisubmersible rigs in Brazil; $4.9 million, or $0.02 per diluted share after tax, relating to the Audit Committee’s ongoing investigation; and $3.9 million, or $0.01 per diluted share after tax, resulting from the impairment of two platform rigs in the Company’s Offshore segment and three workover rigs in its Latin America Land segment.
     In November 2006, the Company announced the acquisition of its partner’s interest in the joint venture companies that owned the two dynamically positioned, deepwater semisubmersible rigs Pride Rio de Janeiro and Pride Portland, increasing the Company’s ownership in the two units from 30% to 100%. As a result of the transaction, revenues for the three months ended December 31, 2006 increased by $8.0 million related to the amortization of deferred credits associated with contracts acquired. Operating costs declined by $7.8 million due to the elimination of lease payments on the two rigs. Depreciation expense increased $5.0 million, and interest expense increased by $2.0 million, due primarily to the addition of $284.1 million of joint venture debt to the Company’s balance sheet. Giving effect to these items, the acquisition has a net impact of $0.05 per diluted share on fourth quarter 2006 after-tax earnings.
     For the 12 months ended December 31, 2006, net income totaled a record $296.5 million, or $1.72 per diluted share, on record revenues of $2,495.4 million, compared to net income of $128.6 million, or $0.80 per diluted share, on revenues of $2,033.3 million in 2005.
     Louis A. Raspino, President and Chief Executive Officer of Pride International, Inc., stated, “The Company achieved record financial results in 2006 as a result of improving fleet dayrates and activity. These financial results were accomplished despite an active rig maintenance and upgrade schedule that included 10 rigs entering shipyards in 2006 combined with a moderating U.S. Gulf of Mexico jackup dayrate environment. The offshore drilling industry continues to experience strong customer demand in most offshore drilling regions, producing exceptional contracting opportunities for our floating rig fleet. The Company concluded 2006 with a record revenue backlog of approximately $5.7 billion, providing an excellent foundation for cash flow growth in 2007 and beyond. In addition, 2006 will be remembered for the Company’s excellent safety performance, which was the best in its history and followed record safety performance in 2005.”

     Raspino added, “With the completion of the Brazilian joint venture acquisition in November 2006, combined with the acquisition of our partner’s joint venture interest in Angola in late 2005, the Company has made an aggregate investment of approximately $700 million in technically advanced deepwater assets. These investments, combined with the January 2007 appointment of an executive team capable of leading our Latin America Land and E&P Services segments on a standalone basis, and the continued sale of non-strategic assets, which totals approximately $250 million since late 2004, is evidence of the Company’s continued progress toward a strategic focus on offshore drilling with a greater exposure to the high-specification floater segment. During 2007, we will intensify our efforts regarding the pursuit of other value-adding growth opportunities.”
     Consolidated Results
     Consolidated revenues for the three months ended December 31, 2006 were a record $669.2 million, an increase of $26.4 million, or 4.1% over the third quarter in 2006. Revenues benefited from improved average dayrates and activity levels in the Company’s Offshore segment, as several rigs returned to work following out-of-service periods during the third quarter of 2006. The improvement in dayrate and activity levels, along with the positive revenue impact from the Brazilian joint venture acquisition, was partially offset by unplanned downtime on the semisubmersible rig Pride North America and lower revenues in the Company’s E&P Services segment.
     Consolidated earnings from operations for the three months ended December 31, 2006 totaled $134.3 million, a $21.3 million decrease from the preceding quarter in 2006, due primarily to early termination of agency agreements in Brazil, the impact of a general strike in Argentina, higher engineering project costs, depreciation and asset impairments. In addition, the third quarter of 2006 included a gain on the sale of assets not present in the fourth quarter. These items were partially offset by the favorable impact of the Brazilian joint venture acquisition.
     Offshore Segment Results
     The Company’s Offshore segment reported revenues of $432.9 million for the three months ended December 31, 2006, up $34.5 million, or 8.7% from the preceding quarter in 2006 with improving dayrates and higher utilization evident for floating rigs and international jackup rigs throughout most offshore regions. Segment earnings from operations were $128.0 million in the fourth quarter of 2006, down $7.1 million from the third quarter of the year.
     Revenues from the segment’s eight deepwater rigs totaled $125.5 million in the fourth quarter of 2006, essentially flat with the preceding quarter, with increased revenues from the semisubmersible rigs Pride Rio de Janeiro and Pride Portland, following the Brazilian joint venture acquisition, being substantially offset by out-of-service time on the Pride North America. This out-of-service time on the rig and corresponding repair costs, combined with the costs associated with the termination of the Brazilian joint venture agency agreement, impairment charges and higher engineering project costs contributed significantly to the $11.7 million reduction in earnings from operations for the deepwater fleet to $27.5 million in the fourth quarter from $39.2 million in the third quarter of 2006.

     Revenues from the segment’s six mid-water semisubmersible rigs improved to $64.9 million in the fourth quarter of 2006, an 80% increase from the third quarter, led principally by the return to service of the semisubmersible rig Pride Venezuela following a shipyard visit that kept the rig out-of-service for the entire third quarter of 2006. The rig’s dayrate improved to $244,000 per day from a previous dayrate of $120,000, contributing in the fourth quarter of 2006 to improved earnings from operations for the mid-water fleet of $14.7 million, up from $6.8 million in the preceding quarter of 2006.
     The segment’s 28 jackup rigs recorded revenues of $185.6 million during the fourth quarter of 2006, a 6% improvement from the third quarter, while earnings from operations improved slightly to $85.9 million, from $84.5 million in the preceding quarter. The operating performance was achieved despite a generally weaker environment for U.S. Gulf of Mexico-based jackup rigs, where average revenue per day declined to $102,500 per day in the fourth quarter of 2006, from $111,600 per day in the preceding quarter. Several rigs returned to service in the fourth quarter following the completion of shipyard programs, including the Pride California, Pride Nevada, and Pride Oklahoma. In addition, the jackup rig Pride Louisiana returned to active status during the quarter following 71 days of idle time in the third quarter of 2006. In February 2007, the Pride Tennessee and Pride Arkansas completed maintenance and periodic surveys and have departed for Mexico to begin multi-year contracts with Pemex.
     Latin America Land Segment
     Revenues from the Latin America Land segment were $159.6 million during the fourth quarter of 2006, essentially flat with revenues in the third quarter of 2006, despite the impact of a seven-day general strike against the energy industry that affected drilling, workover and service operations in Argentina. Earnings from operations in this segment declined 12% to $29.0 million over the previous quarter, due primarily to costs associated with the labor strike. During the quarter, the Company mobilized an idle land drilling rig from Kazakhstan to Colombia following the award of a three-year contract, and relocated two workover rigs and a land drilling rig to Argentina from Venezuela and Bolivia, respectively. Average daily revenue per rig for the land drilling rig fleet improved to $15,700 during the fourth quarter of 2006, compared to $15,600 in the preceding quarter. Average daily revenue for the land workover rig fleet was $6,800 in the fourth quarter of 2006, compared to $6,200 during the third quarter.
     E&P Services Segment
     Revenues from the E&P Services segment were $51.2 million for the three months ended December 31, 2006, down from $55.2 million in the preceding quarter of 2006, while income from operations totaled $7.2 million, compared to $8.3 million in the third quarter of 2006. Segment results in the quarter were negatively impacted by the seven-day general strike in Argentina.
     For the 12 months ended December 31, 2006, cash flow from operations totaled $611.7 million, up from $321.9 million in 2005. The Company reported total debt at December 31, 2006 of $1,386.6 million, representing a $319.5 million increase from total debt at September 30, 2006. The increase in total debt during the quarter related to the acquisition of the Brazilian joint venture, including net borrowings of $50 million under the revolving credit facility to fund the purchase and the consolidation of $284 million of joint venture debt.

     Capital expenditures during the three months ended December 31, 2006 were $130 million, resulting in total capital expenditures for the year of $356 million compared to capital expenditures of $157 million for the 12 months ended December 31, 2005. The Company anticipates completing in 2007 its two-year major capital expenditures program, with capital expenditures during the year expected to be in the range of $400 million. Following 2007, capital expenditures are expected to be significantly lower.
     Guidance
     Financial results for the first quarter of 2007 are expected to improve from results achieved in the fourth quarter of 2006, adjusted for the impact of the Brazilian agency buyout costs, impairment costs and ongoing investigation charges. First quarter 2007 earnings per share are expected to be $0.57 to $0.60 and reflect the impact of the current softness in the U.S. Gulf of Mexico market.
     Pride International, Inc. will host a conference call at 11:00 a.m. eastern time on Thursday, March 1, 2007 to discuss results for the fourth quarter and full year 2006, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing 913-981-4910 and refer to confirmation code 8439806 approximately five to 10 minutes before the scheduled start of the call. In addition, the conference call will be simultaneously broadcast over the internet in a listen-only mode and can be accessed by logging onto the Company’s Web-site at http://www.prideinternational.com. A telephonic replay of the conference call should be available after 2:00 p.m. eastern time on March 1 and can be accessed by dialing 719-457-0820 and referring to confirmation code 8439806. Also, an electronic download option (pod cast) of the event will be available on March 1 and can be found at the Company’s Web-site.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 25 countries, operating a diverse fleet of 277 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 28 jackups, 16 tender-assisted, barge and platform rigs, and 214 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Three Months Ended
	December 31,
	2006	2005
Revenues	$669.2	$551.0
Costs and expenses:

Operating costs, excluding depreciation and amortization	422.3	378.6
Depreciation and amortization	74.3	63.5
General and administrative, excluding depreciation and amortization	34.3	27.6
Impairment charges	3.9	—
Gain on sales of assets, net	0.1	(4.9)

Earnings from operations	134.3	86.2
Interest expense	(22.6)	(19.8)
Refinancing charges	—	—
Interest income	1.0	0.8
Other income, net	3.4	4.8

Income from continuing operations before income taxes and minority interest	116.1	72.0
Income taxes	(46.8)	(28.4)
Minority interest	(0.8)	(3.3)

Income from continuing operations	68.5	40.3
Income (loss) from discontinued operations, net of tax	0.4	0.3

Net income	$68.9	$40.6

Basic earnings per share:
Income from continuing operations	$0.42	$0.25
Income (loss) from discontinued operations	—	—

Net income	$0.42	$0.25

Diluted earnings per share:
Income from continuing operations	$0.40	$0.24
Income (loss) from discontinued operations	—	—

Net income	$0.40	$0.24

Shares used in per share calculations:
Basic	163.4	160.0
Diluted	176.8	175.2

Pride International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
Revenues	$2,495.4	$2,033.3	$1,712.2
Costs and expenses:
Operating costs, excluding depreciation and amortization	1,579.2	1,388.3	1,146.8
Depreciation and amortization	269.9	257.2	265.3
General and administrative, excluding depreciation and amortization	128.9	97.7	74.8
Impairment charges	3.9	1.0	24.9
Gain on sales of assets, net	(31.4)	(36.1)	(48.6)

Earnings from operations	544.9	325.2	249.0
Interest expense	(78.4)	(88.1)	(103.3)
Refinancing charges	—	—	(36.3)
Interest income	4.8	2.1	3.9
Other income, net	4.5	9.5	0.5

Income from continuing operations before income taxes and minority interest	475.8	248.7	113.8
Income taxes	(176.4)	(100.7)	(61.7)
Minority interest	(4.1)	(19.7)	(24.5)

Income from continuing operations	295.3	128.3	27.6
Income (loss) from discontinued operations, net of tax	1.2	0.3	(17.7)

Net income	$296.5	$128.6	$9.9

Basic earnings per share:
Income from continuing operations	$1.81	$0.84	$0.20
Income (loss) from discontinued operations	0.01	—	(0.13)

Net income	$1.82	$0.84	$0.07

Diluted earnings per share:
Income from continuing operations	$1.71	$0.80	$0.20
Income (loss) from discontinued operations	0.01	—	(0.13)

Net income	$1.72	$0.80	$0.07

Shares used in per share calculations:
Basic	162.8	152.5	135.8
Diluted	176.5	172.6	137.3

Pride International, Inc.
Consolidated Balance Sheets
(In millions, except par value)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$64.1	$45.1
Restricted cash	1.8	1.8
Trade receivables, net	505.0	435.5
Parts and supplies, net	75.3	70.2
Deferred income taxes	154.5	3.9
Prepaid expenses and other current assets	162.5	131.8

Total current assets	963.2	688.3

Property and equipment	5,808.4	4,762.0
Less accumulated depreciation	1,808.3	1,580.3

Property and equipment, net	4,000.1	3,181.7

Investments in and advances to affiliates	2.4	68.0
Goodwill	68.5	68.5
Other assets	63.3	80.0

Total assets	$5,097.5	$4,086.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$91.9	$57.5
Short-term borrowings	—	2.2
Accounts payable	189.9	159.8
Accrued expenses and other current liabilities	388.3	255.0

Total current liabilities	670.1	474.5

Other long-term liabilities	196.9	69.3
Long-term debt, net of current portion	1,294.7	1,187.3
Deferred income taxes	273.6	71.7
Minority interest	28.3	24.3
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized; none issued	—	—
Common stock, $0.01 par value; 400.0 shares authorized; 165.7 and 161.8 shares issued; 164.3 and 161.1 shares outstanding	1.7	1.6
Paid-in capital	1,817.9	1,738.5

Treasury stock, at cost	(8.0)	(5.5)
Retained earnings	819.0	522.5
Accumulated other comprehensive income	3.3	2.3

Total stockholders’ equity	2,633.9	2,259.4

Total liabilities and stockholders’ equity	$5,097.5	$4,086.5

Pride International, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$296.5	$128.6	$9.9
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	269.9	257.2	265.3
Discount amortization on long-term debt	0.3	0.2	0.1
Amortization and write-offs of deferred financing costs	4.0	7.2	20.7
Amortization of deferred contract liabilities	12.4	0.1	—
Impairment charges	3.9	1.0	24.9
Gain on sale of assets	(31.4)	(36.1)	(48.6)
Equity in earnings of affiliates	(3.3)	(1.6)	—
Deferred income taxes	65.4	8.3	2.4
Excess tax benefits from stock-based compensation	(14.0)	21.8	1.7
Minority interest	4.1	19.7	24.5
Stock-based compensation	17.2	4.1	0.2
Amortization of SFAS No. 133 transition adjustment	—	—	0.2
Loss (gain) on mark-to-market of derivatives	1.3	(5.1)	(15.7)
Other non-cash items	3.0	—	—
Changes in assets and liabilities, net of effects of acquisitions:
Trade receivables	(69.5)	(106.2)	42.2
Parts and supplies	(8.5)	(3.5)	5.6
Prepaid expenses and other current assets	(33.7)	(1.5)	36.9
Other assets	7.1	4.0	15.0
Accounts payable	69.6	(12.9)	1.4
Accrued expenses	23.1	33.1	(28.0)
Other liabilities	1.5	15.2	1.0
Increase (decrease) in deferred revenue	(14.5)	7.0	(34.9)
Decrease (increase) in deferred expense	7.3	(18.7)	12.3

Net cash flows from operating activities	611.7	321.9	337.1

Cash flows from investing activities:
Purchases of property and equipment	(356.2)	(157.2)	(136.7)
Proceeds from dispositions of property and equipment	60.5	121.2	73.5
Investments in and advances to affiliates	(5.3)	(19.4)	(12.9)
Purchase of net assets of acquired entities, including acquisition costs, less cash acquired	(212.6)	(170.9)	—

Net cash flows used in investing activities	(513.6)	(226.3)	(76.1)

Cash flows from financing activities:
Repayments of borrowings	(568.7)	(886.3)	(2,472.0)
Proceeds from debt borrowings	423.9	698.8	2,170.7
Repayment of joint venture partner debt	—	—	(10.0)
Debt finance costs	—	(0.7)	(22.2)
Decrease in restricted cash	—	8.1	28.9
Repurchase of common stock	—	(123.6)	—
Proceeds from exercise of stock options	50.3	91.2	10.1
Excess tax benefits from stock-based compensation	14.0	—	—
Proceeds from issuance of common stock	1.4	124.9	1.5

Net cash flows used in financing activities	(79.1)	(87.6)	(293.0)

Increase (decrease) in cash and cash equivalents	19.0	8.0	(32.0)
Cash and cash equivalents, beginning of year	45.1	37.1	69.1

Cash and cash equivalents, end of year	$64.1	$45.1	$37.1

Pride International, Inc.
Quarterly Operating Results by Segment
(In millions)

	Three Months ended December 31,
	Q4 2006	Q3 2006	Q4 2005
Revenues:
Offshore	$432.9	$398.4	$353.3
Latin America Land	159.6	161.8	134.4
E&P Services	51.2	55.2	41.2
Other	25.5	27.4	22.1
Corporate	—	—	—

Total	$669.2	$642.8	$551.0

Earnings from operations:
Offshore	$128.0	$135.1	$80.1
Latin America Land	29.0	33.0	22.0
E&P Services	7.2	8.3	3.5
Other	5.3	7.4	3.0
Corporate	(35.3)	(28.2)	(22.5)

Total	$134.3	$155.6	$86.1

Pride International, Inc.
Annual Operating Results by Segment
(In millions)

	Year ended December 31,
	2006	2005	2004
Revenues:
Offshore	$1,589.8	$1,255.9	$1,069.1
Latin America Land	608.3	495.2	389.8
E&P Services	195.6	188.1	155.3
Other	101.7	94.1	98.0
Corporate	—	—	—

Total	$2,495.4	$2,033.3	$1,712.2

Earnings from operations:
Offshore	$504.3	$296.2	$291.8
Latin America Land	112.9	65.1	5.8
E&P Services	26.8	20.6	14.9
Other	22.6	25.0	11.5
Corporate	(121.7)	(81.7)	(75.0)

Total	$544.9	$325.2	$249.0

Pride International, Inc.
Quarterly Selected Segment Metrics
(In millions)

	Q4 2006		Q3 2006		Q4 2005
	Average Daily		Average Daily		Average Daily
	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)
Deepwater	$193,000	88%	$177,300	95%	$174,900	78%
Midwater	$129,800	91%	$97,500	80%	$83,500	99%
Jackups	$90,100	80%	$85,700	79%	$54,500	90%
Other (3)	$47,900	59%	$46,800	61%	$45,200	87%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

(3)	Excludes rigs managed by us but owned by others.
Latin America Land Segment

	Q4 2006		Q3 2006		Q4 2005
	Average Daily		Average Daily		Average Daily
	Revenues (1)	Days Worked(2)	Revenues (1)	Days Worked(2)	Revenues (1)	Days Worked(2)
Drilling	$15,700	5,522	$15,700	5,751	$14,200	5,463
Workover	$6,900	10,636	$6,200	11,580	$5,300	10,624

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type.

(2)	Days worked is calculated as the total days worked by all rigs of each type during the period.

Pride International, Inc.
Annual Selected Segment Metrics
(In millions)

	2006		2005		2004
	Average Daily		Average Daily		Average Daily
	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)	Revenues (1)	Utilization(2)
Deepwater	$180,400	91%	$167,600	84%	$156,600	92%
Midwater	$102,500	84%	$83,400	84%	$73,200	77%
Jackups	$79,100	85%	$46,400	92%	$40,000	84%
Other(3)	$44,800	64%	$42,800	82%	$34,400	79%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non-productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

(3)	Excludes rigs managed by us but owned by others.
Latin America Land Segment

	2006		2005		2004
	Average Daily	Days	Average Daily	Days	Average Daily	Days
	Revenues (1)	Worked(2)	Revenues (1)	Worked(2)	Revenues (1)	Worked(2)
Drilling	$15,300	22,350	$12,600	22,360	$9,900	20,244
Workover	$6,100	43,886	$4,900	43,705	$4,300	44,052

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type.

(2)	Days worked is calculated as the total days worked by all rigs of each type during the period.